UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                                MOBILE MINI, INC.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    60740F105
                                 (CUSIP Number)

                                   May 7, 2002
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60740F105

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

    Thomas W. Smith
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       200,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          701,900
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             200,000
     WITH:        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       701,900
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

    901,900
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

    6.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

    IN
--------------------------------------------------------------------------------


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
CUSIP No. 60740F105

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):

    Thomas N. Tryforos
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION:

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                             0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          701,900
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                   0
     WITH:        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       701,900
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

    701,900
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    Not Applicable
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

    4.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

    IN
--------------------------------------------------------------------------------

ITEM  1. (a)      Name of Issuer:

                  Mobile Mini, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  7420 South Kyrene Road
                  Suite 101
                  Tempe, Arizona  85283

ITEM 2. (a)       Name of Person Filing:

                  (i) Thomas W. Smith

                  (ii) Thomas N. Tryforos

                  The filing of this Statement shall not be deemed to be an admission that the filing persons comprise a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        (b)       Address of Principal Business Office:

                  The following is the address of the principal business office of each of the filing persons:

                  323 Railroad Avenue
                  Greenwich, CT  06830

        (c)       Citizenship:

                  Each of Messrs. Thomas W. Smith and Thomas N. Tryforos is a United States citizen.

        (d)       Title of Class of Securities:

                  Common Stock, par value $.01 per share.

        (e)       CUSIP Number:

                  60740F105

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:

            Not applicable.

            If this Statement is filed pursuant to Rule 13d-1(c), check this box |X|

ITEM 4.     Ownership

        (a) Thomas W. Smith - 901,900 shares; Thomas N. Tryforos - 701,900 shares

        (b)       Thomas W. Smith - 6.3%; Thomas N. Tryforos - 4.9%

        (c) Each of Thomas W. Smith and Thomas N. Tryforos has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 701,900 shares; Thomas
                  W. Smith has sole power to vote and dispose of 200,000 shares, and Thomas N. Tryforos has the sole power to vote and dispose of no shares.

ITEM 5.     Ownership of Five Percent or Less of a Class

            Not applicable.

ITEM 6.     Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

ITEM 8.     Identification and Classification of Members of the Group

            Not applicable.

ITEM 9.     Notice of Dissolution of Group

            Not applicable.

ITEM 10.    Certification

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 17, 2002


                                                     /s/ Thomas W. Smith
                                              ----------------------------------
                                                       Thomas W. Smith


                                                   /s/ Thomas N. Tryforos
                                              ----------------------------------
                                                     Thomas N. Tryforos

                             JOINT FILING AGREEMENT

      The undersigned agree that the foregoing Statement on Schedule 13G, dated May 15, 2002, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k)


Dated: May 17, 2002

                                                       /s/ Thomas W. Smith
                                              ----------------------------------
                                                         Thomas W. Smith


                                                     /s/ Thomas N. Tryforos
                                              ----------------------------------
                                                       Thomas N. Tryforos


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